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                                                                   EXHIBIT 3.1.2

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          NET2000 COMMUNICATIONS, INC.

                        Pursuant to Sections 242 and 245
                          Of the Corporation Law of the
                                State of Delaware

            NET2000 COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            The name of the Corporation is Net2000 Communications, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 8, 1998. At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth an amended and restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The stockholders of the Corporation duly approved said proposed amendment and restatement in accordance with Sections 242 and 245 by written consent in lieu of a meeting pursuant to and in accordance with Section 228 the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

            RESOLVED: That the Certificate of Incorporation of the Corporation be and hereby is amended and restated as follows:

            FIRST. Name. The name of the Corporation is: Net2000 Communications, Inc.

            SECOND. Registered Office and Agent. The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

            THIRD. Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.



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            FOURTH. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 260,000,000 shares, of which (i) 200,000,000 shall be shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 60,000,000 shall be shares of undesignated capital stock, par value $0.01 per share (the "Undesignated CapitalStock").

            A.          Common Stock

            (1) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Undesignated Capital Stock Stock of any series as may be designated by the Board of Directors upon any issuance of the Undesignated Capital Stock Stock of any series.

            (2) Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

            (3) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Undesignated Capital Stock Stock.

            (4) Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Undesignated Capital Stock Stock.

            (5)         Redemption. The Common Stock is not redeemable.

            B. Undesignated Capital Stock. The Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation of the Corporation, to provide, by resolution and by filing a certificate pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of Undesignated Capital Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

            (1) the number of shares constituting that series and the distinctive designation of that series;




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            (2)         the dividend rate on the shares of that series, whether
dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

            (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

            (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

            (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

            (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

            (8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

            FIFTH. Board of Directors. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

            A. Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or a certificate of designation relating to the rights of the holders of any class or series of Undesignated Capital Stock Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to the By-Laws of the Corporation. No director of the Corporation need be a stockholder of the Corporation.

            B. The Board of Directors shall be classified with respect to the time for which they severally hold office into three separate classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the By-Laws of the Corporation to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2000 annual meeting of stockholders. Each initial director in Class II shall hold office initially for a term expiring at the



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2001 annual meeting of stockholders. Each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of stockholders. Notwithstanding the foregoing provisions of this Article FIFTH, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal.

            C. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

            SIXTH. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. Upon the closing of an underwritten initial public offering of the Corporation's Common Stock pursuant to the effective registration statement under the Securities Act of 1933, as amended, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the General Corporation Law of the State of Delaware and may not be taken by written consent of stockholders without a meeting, unless such consent is unanimous.


            SEVENTH: Special Meetings of Stockholders. Special meeting of stockholders may be called at any time by the Chairman of the Board, Chief Executive Officer, the President, or the majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.


            EIGHTH. Limitation on Liability. No director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

            If the General Corporation Law of Delaware or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the corporation, then the liability of a director of the corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article EIGHTH.



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            Any repeal of or amendment to this Article EIGHTH shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment.

            NINTH. To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

            To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

            The Corporation may advance expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys' fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors and its delegates deem appropriate.

            No stockholder shall bring any action or lawsuit against the Corporation, any of its subsidiaries or its affiliates, or any officer or director thereof (in their respective capacities), unless such stockholder and any person controlling such stockholder shall have entered into a written agreement with the Corporation, reasonably satisfactory to it, requiring the losing party, and any person controlling the stockholder, if the stockholder shall be the losing party, to pay to the prevailing party the attorneys' fees and expenses incurred by the prevailing party in such action. As used in this provision, the term "person" shall have the same meaning given it in Section 13(d) of the Securities Exchange Act of 1934 ("Exchange Act"), and the terms "affiliate" and "controlling" shall have the same meanings given them in Rule 12b-2 under the Exchange Act.



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            TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of the holders of at least 66-2/3% of the outstanding capital stock entitled to vote thereon shall be required to alter, amend or repeal Articles FIFTH, SEVENTH and NINTH or this Amended and Restated Certificate of Incorporation.






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            IN WITNESS WHEREOF, Net2000 Communications, Inc. has caused this
Amended and Restated Certificate of Incorporation to be signed by Clayton A. Thomas, Jr., its Chief Executive Officer this __ day of ____________, 1999.


                                         NET2000 COMMUNICATIONS, INC.



                                         By:
                                             ----------------------------------
                                                 Clayton A. Thomas, Jr.
                                                 Chief Executive Officer






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